EXHIBIT 99.1


    TOTAL NUTRACEUTICAL SOLUTIONS ACQUIRES OPTION TO LICENSE TECHNOLOGY TO
                   INCREASE VITAMIN D2 LEVELS IN MUSHROOMS
    ----------------------------------------------------------------------

 RAPID GENERATION OF VITAMIN D2 FROM MUSHROOMS AND FUNGI USING PULSED UV LIGHT

SPARTANBURG, SC, November 24, 2008 - Total Nutraceutical Solutions, Inc (OTC.BB: TNUS) announced that the company has acquired from The Penn State Research Foundation (PSRF) an option to license an invention entitled "Rapid Generation of Vitamin D2 from Mushrooms and Fungi Using Pulsed UV-light" (The Invention). A U.S. Provisional Patent Application was filed on April 23, 2008 and names Professor Robert B. Beelman, and Graduate Student Michael Kalaras as co-inventors, Department of Food Science, Pennsylvania State University
(PSU).

The PSU scientists recently studied the effect of Pulsed UV light treatment on increasing Vitamin D2 levels in four commonly consumed U.S. mushroom varieties. Pulsed UV light is a technology that delivers energy from light at a high peak power in a short amount of time. A Steripulse(r)- XL 3000 (Xenon Corporation, Wilmington MA) was used for Pulsed UV light exposure. This study demonstrated that after a very short exposure time of about 1 sec (system generates 3 pulses per second) the Vitamin D2 content of these mushroom varieties increased from very little to upwards of 800% DV/serving. Previous studies using continuous UV light has been shown to take several minutes of exposure to obtain similar values. http://www.foodscience.psu.edu/VitaminDEnrichment.pdf

Vitamin D is a fat-soluble vitamin that has many physiologic roles including maintaining blood levels of phosphorus and calcium, promotion of bone mineralization and calcium absorption, maintaining a healthy immune system, and regulating cell differentiation and growth. Recent studies have also shown a link between vitamin D deficiency and diseases such as cancer, chronic heart disease, inflammatory bowel disease and even mental illness.

"This breakthrough Vitamin D technology is a perfect fit for our company whose focus is the use of natural mushrooms and their contained bioactive components as a whole food approach to the prevention of disease," stated Marvin S. Hausman MD, CEO, Total Nutraceutical Solutions, Inc. "The company's dietary supplements containing increased amounts of Vitamin D2 can potentially be used to increase needed amounts of this vitamin in the pediatric population as well as nutritionally support the elderly in the prevention of osteoporosis and hopefully decrease the incidence of tragic bone fractures." Dr. Hausman further stated: "The commercial opportunity for our company in the creation of natural organic vitamin D enhanced specialty mushroom products is underscored by the recent call to action by nutritional scientists from several U.S. universities that the daily intake of vitamin D should be raised to 2,000 International Units (IU)." Currently, the Food and Nutrition Board of the Institute of Medicine recommend the following as adequate daily intake for adults; 200 IU for people 19-50 years old; 400 IU for people 51-70 years old; and 600 IU for people 71 years and older.

"This strategic scientific relationship with Total Nutraceutical Solutions will facilitate further research on the use of pulsed UV light in mushroom products and support clinical studies into the application of these nutritional products in the prevention of disease," stated Professor Robert B. Beelman, Department of Food Science, Pennsylvania State University.


About Total Nutraceutical Solutions, Inc:

   Total Nutraceutical Solutions, Inc. is an emerging Spartanburg S.C. based Nutraceutical Discovery Company with a focus on discovering, formulating and marketing of products composed primarily of organic natural mushroom compounds, containing bioactive nutrients with potential health benefits. The Company's strategy is to specialize in the development of production and analytic technologies for food and nutritional supplements mainly composed of mushrooms and their mycelial biomasses. Novel clinical models and biomarkers will be used to show nutritional and clinical efficacy of the Company's products. In addition to novel nutritional approaches for a wide variety of human conditions and illnesses, the Company is involved in the development, acquisition and ownership of breakthrough nutritional tools and products in the fields of animal husbandry and livestock feeds..


                                     # # #

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risks associated with the transaction described in this press release, and other risks identified in the filings by Total Nutraceutical Solutions (TNS), Inc. with the Securities and Exchange Commission. Further information on risks faced by TNS are detailed in the Form 10-K for the year ended July 31, 2008 and in its subsequent Quarterly Reports on Form 10-Q. These filings are or will become available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. TNS does not undertake any obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact Information: Roberta Matta 509-427-5132


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